Exhibit 99.2

HUTCHINSON TECHNOLOGY REPORTS PRELIMINARY FOURTH QUARTER RESULTS

Results Improve on Volume Growth, Restructuring Benefits and Operational Performance

Company Announces Financing Transactions

Hutchinson, Minn., Oct. 20, 2014 — Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported preliminary results for its fiscal 2014 fourth quarter ended September 28, 2014. The company shipped 117.1 million suspension assemblies in the fourth quarter, above the company’s previously announced guidance of 110 million to 115 million suspension assemblies and up 20% from 97.5 million in the preceding quarter. Rick Penn, Hutchinson Technology’s president and chief executive officer, said that increases in customers’ hard disk drive production levels and the company’s improved participation on several disk drive programs led to the sequential increase in shipments.

Net sales for the quarter totaled approximately $70.3 million compared with $59.8 million in the preceding quarter. Average selling price of $0.58 was flat compared with the preceding quarter. The company estimates that its gross margin for the fiscal 2014 fourth quarter was 12% to 13% of net sales compared to 6% of net sales in the preceding quarter. Penn said that the effects of higher volume, the company’s cost reduction efforts and improved operational performance contributed to the margin improvement in the fourth quarter. The company’s Thailand operation accounted for 78% of assembly production in the fourth quarter, up from 64% in the preceding quarter.

Cash and investments totaled $38.9 million at the end of the fiscal 2014 fourth quarter compared to $40.2 million at the end of the preceding quarter. Outstanding borrowings on the company’s revolving line of credit were $9.5 million at the end of the fourth quarter compared to $4.8 million at the end of the preceding quarter. The additional borrowing was driven by working capital needs, including an increase in accounts receivable due to the increase in net sales.

In its fiscal 2015 first quarter, the company said that it currently expects a modest sequential increase in suspension assembly shipments. Further details on the company’s results and outlook will be provided in its fourth quarter results announcement and conference call.

The company also announced the pricing of a registered direct offering of $37.5 million of its 8.50% Convertible Senior Notes due 2019 and an agreement to privately exchange $15 million of the company’s outstanding 8.50% Senior Secured Second Lien Notes due 2017 for 2.5 million shares of its common stock and warrants exercisable for an additional 2.5 million shares of its common stock. Details of these transactions are contained in a separate news release that the company issued today.

The company also announced that it is pursuing added liquidity through additional first lien financing of up to $15 million. Additionally, the company is in discussions with a customer who has offered to consider providing an advance payment within the range of $10 million to $15 million in the company’s fiscal 2015 first quarter for suspension assemblies expected to ship to that customer in the fiscal 2015 second quarter.

“These financing actions position us to address the outstanding balance of our existing 8.50% convertible notes due 2026 that can be put back to us in January 2015,” said Penn. “We thank our customers for their ongoing commitment and support, and we look forward to pursuing the opportunities in front of us and delivering improved financial results in fiscal 2015.”

Fiscal 2014 Fourth Quarter Results to be Reported on November 5, 2014

The company announced it will report its fiscal 2014 fourth quarter financial results on Wednesday, November 5, 2014, after the close of the market. A subsequent conference call for the investment community will take place at 5:00 p.m. Eastern Time (4:00 p.m. Central Time) on that date.

Individual investors and news media may participate in the conference call via a webcast, which will be accessible live and on an archived basis on Hutchinson Technology’s website at www.htch.com/investors. The webcast also will be distributed by Thomson StreetEvents to both institutional and individual investors at www.earnings.com.

About Hutchinson Technology

Hutchinson Technology is a global supplier of critical precision component technologies. As a key supplier of suspension assemblies for disk drives, we help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe. Through our new business development initiatives, we focus on leveraging our unique precision manufacturing capabilities in new markets to improve product performance, reduce size, lower cost, and reduce time to market.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding demand for and shipments of the company’s products, and the company’s operating performance, financial results and financing actions. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for its products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to operate its assembly operation in Thailand, changes in the company’s ability to reduce costs and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823